Exhibit 99.3

FOR IMMEDIATE RELEASE
                                   CONTACT
                                   Jim Fitzpatrick
                                   The Dilenschneider Group
                                   312-553-0700


               MERCURY FINANCE ANNOUNCES RESTRUCTURING AGREEMENT;
                          REPORTS FIRST QUARTER RESULTS


CHICAGO, May 15, 1998 - Mercury Finance Company (NYSE: MFN) today announced that it has entered into an agreement with substantially all of its senior lenders and with its subordinated debt holder providing for the financial restructuring and recapitalization of the company. The agreement contemplates that the restructuring will be implemented under a prestructured plan of reorganization to be filed in the federal bankruptcy court within the next 60 days.

     "By significantly reducing the debt of the company, the contemplated restructuring will provide Mercury Finance with a sound financial platform from which to operate its business and return to profitability," said William A. Brandt, president and chief executive officer of Mercury. "The restructuring is also intended to relieve the company of the burdens of the securities lawsuits facing it. The present debt structure and the ongoing securities litigation have placed severe burdens on the company's ability to operate successfully. Shareholders also will have an opportunity to participate under the restructuring by being granted warrants to acquire a limited equity interest in the reorganized Mercury. The warrants will initially be out of the money."

     The following paragraphs contain a summary of certain terms of the Company's agreement with its lenders. The complete agreement is being filed today on Form 8-K with the Securities and Exchange Commission.

SUMMARY OF TERMS

     The company intends within the next 60 days to file for relief under chapter 11 of the bankruptcy code for the purpose of confirming and implementing today's agreement. At the same time, the company will file a plan of reorganization with the bankruptcy court.

     The company conducts its business operations through wholly owned subsidiaries. None of the company's operating subsidiaries will be included in the chapter 11 case to be filed by the parent holding company. As a result, all trade debt and dealer contracts will remain unimpaired and will continue to be paid in the ordinary course without interruption. The company and its subsidiaries will continue to be vigorous and active participants in the sub-prime lending marketplace. The agreement contemplates that the company's operations at all levels will remain unaffected by the implementation of this restructuring agreement.

     If the plan is approved by the court, the company's creditors and interest holders will receive the following:

     -The company's senior lenders will receive new senior secured notes equal to 75 percent of the face value of their then current claims. The senior lenders will also receive all the initial equity in the reorganized company.

     -The holders of the subordinated notes will receive $22.5 million in new junior unsecured subordinated notes.

     -The shareholders and the securities class action claimants, as a combined group, will receive three series of warrants, each series exercisable for five percent of the common stock of the restructured company, with expiration dates of three, four and five years, respectively, from approval of the plan. The exercise prices will be set at increasing levels. The first series will contain an exercise price reflective of a market price for the common stock which results in the senior lenders having received total value from both common stock and senior secured notes equal to 100 percent of their claims on the effective date of the plan. The second and the third series will contain exercise prices reflective of a market price for the common stock which translates into a 10 percent and 20 percent premium, respectively, of the total amount of such claims. Consequently, it is anticipated that the exercise prices of the warrants will be significantly in excess of the initial market price of the common stock of the restructured company.

     -All shareholders as of May 14, 1998 shall have the right to purchase their pro rata amount of the senior lenders' debt at a price, in cash, equal to 98.5 percent of the senior lenders claims, subject to specific provisions detailed in the restructuring agreement.

     All parties will retain their rights to pursue direct claims against third parties other than the company and certain of its officers and directors.

     The company will continue in its search for a permanent CEO.

     The new board of directors will be nominated by the steering committee of the senior lenders.

TIMING

     The company presently intends to file its chapter 11 petition and prestructured plan of reorganization within 60 days and to seek approval of its disclosure statement and confirmation of its plan shortly thereafter.

     In connection with the restructuring agreement, the company and its lenders agreed to extend the existing forbearance agreement to July 15, 1998. Under the extended forbearance agreement, the company will continue to keep interest payments current and will make periodic payments to reduce the principal of the outstanding debt as cash flow permits. In addition, the company will pay a forbearance fee of approximately $16 million to those senior lenders who have executed the amended forbearance agreement. In return, the lenders have agreed not to take action against the company while the forbearance agreement is in effect, subject to the terms thereof.

     THE ABOVE DESCRIPTION CONSTITUTES ONLY A SUMMARY OF CERTAIN PROVISIONS CONTAINED IN THE AGREEMENT WITH THE COMPANY'S LENDERS AND IS NOT COMPLETE. READERS ARE URGED TO REVIEW THE FULL TEXT OF THE AGREEMENT, WHICH IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER FORM 8-K.

FIRST QUARTER FINANCIAL RESULTS

     Mercury today reported a net loss of $1.5 million or $0.01 per share for the first quarter of 1998, ended March 31.

     The first quarter 1998 loss compares to a loss of $33.2 million and $0.19 per share in the 1997 first quarter, which included a charge of $29.5 million or $0.17 per share from the loss on the sale of the Lyndon Insurance subsidiaries.

     Results from operations improved to a profit of $812,000 in the first quarter of 1998 from a loss of $676,000 in 1997. Operating results in 1997 included operating profits from the Lyndon Insurance Group, which was sold on June 3, 1997.

     According to company sources, the reason for the improvement in results for the first quarter of 1998 is the result of a significantly lower provision for finance credit losses, which more than offset the decline in finance charge income. The 1998 provision for finance credit losses benefited from a decrease in the size of the portfolio as well as an improvement in its relative delinquency.

     Management believes that the change in the relative delinquency of the portfolio is an indication of an overall improvement in its credit quality. Under the company's methodology of providing for finance credit losses, a change in the expected future performance of the portfolio is recognized on a current basis. Accordingly, the significant first quarter reduction in the finance credit loss provision is expected to be a nonrecurring event. Future quarterly credit loss provisions are expected to be significantly higher.

     Finance charge income declined due to a decrease in the size of the portfolio. This decline is expected to continue through at least the second quarter of 1998 due to a lower level of new volume.

     The company continues to make periodic principal payments to its senior lenders under the terms of the amended forbearance agreement currently in effect. During the first quarter of 1998, the company paid principal of approximately $100 million, reducing debt from $851.7 million at December 31, 1997, to $752.7 million at March 31, 1998.

     "SAFE HARBOR" STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains certain forward-looking statements pertaining to the outcome of the company's agreement with certain lenders, the expected terms of securities of the restructured company, expected operating results, loss provisions, and other matters. These statements are subject to uncertainties and other factors. Should one of more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the outcome of negotiations with the company's lenders with respect to the plan of reorganization and other documents related thereto, approval by the Bankruptcy Court, objections of third parties, as well as the company's ability to acquire finance receivables on terms it deems acceptable, changes in the quality of finance receivables, trends in the automobile and finance industries, and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.



                             MERCURY FINANCE COMPANY

CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands)

                                                                      For the 3 months ended March 31,
                                                                         1998                  1997
                                                                     (unaudited)            (unaudited)


 Finance charges, fees and other interest                                    51,141                 66,780
 Interest expense                                                           (18,597)               (20,716)
   Net interest income                                                       32,544                 46,064
 Provision for finance credit losses                                        (12,959)               (30,462)
 Net interest income after provision for finance
   credit losses                                                             19,585                 15,602
 Other operating income                                                       3,926                 26,723
 Other operating expenses                                                   (22,699)               (43,001)

          Operating income (loss)                                               812                   (676)

 Non-operating income                                                         1,965
 Loss on sale of Lyndon                                                                            (29,528)
 Non-operating expenses                                                      (4,255)                (5,129)

          Income (loss) before income taxes                                  (1,478)               (35,333)

 Applicable income taxes (benefit)                                                0                 (2,165)

          Net income (loss)                                                  (1,478)               (33,168)

 Net income (loss) per share                                                 ($0.01)                ($0.19)

          Average shares outstanding                                        172,498                172,465



CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                           3/31/98            3/31/97            12/31/97
                                                         (unaudited)        (unaudited)


 ASSETS
 Cash and investments                                           65,296            247,211             53,896
 Finance receivables                                           860,585          1,126,119            971,377
 Less:  allowance for credit losses                            (88,191)          (111,584)          (102,204)
 Less:  nonrefundable dealer reserves                          (43,667)           (80,677)           (52,731)
   Finance receivables, net                                    728,727            933,858            816,442
 Other assets                                                   78,386            314,566            109,066
   Total Assets                                                872,409          1,495,635            979,404

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Senior debt, commercial paper and notes                       368,980            503,619            416,731
 Senior debt, term notes                                       363,265            488,625            412,514
 Subordinated debt                                              22,500             22,500             22,500
   Total debt                                                  752,745          1,014,744            851,745
 Accounts payable and other liabilities                         38,442            357,783             44,959
   Total Liabilities                                           791,187          1,372,527            896,704
 Shareholders' Equity                                           81,222            123,108             82,700
   Total Liabilities and Shareholders'                         872,409          1,495,635            979,404
     Equity
